Exhibit 99.1
NOT FOR IMMEDIATE RELEASE
INSULET REPORTS FIRST QUARTER 2008 RESULTS
1,200 New Patients Shipped in the Quarter
Production Increases to 95,000 OmniPods per Month
Salesforce Expands to Cover All 50 States
BEDFORD, MA, May 13, 2008 — Insulet Corporation (NASDAQ: PODD), a leader in wearable insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the first quarter ended March 31, 2008.
First quarter 2008 reported revenue increased 232% to $6.7 million compared to $2.0 million in the first quarter of 2007. On a sequential basis, reported revenue rose 53% from $4.4 million in the fourth quarter of 2007. During the first three months of 2008, approximately 1,200 new patients began using the OmniPod System.
Reported revenue for the first quarter of 2008 was favorably impacted by $1.2 million due to a change in the Company’s estimate of deferred revenue. Prior to the first quarter of 2008, the Company deferred revenue on all initial shipments from the final 45 days in the quarter. The Company’s deferred revenue is now based on its two years of historical experience.
Net loss for the first quarter of 2008 was $19.9 million, or $0.73 per share, compared to a net loss of $11.6 million or $23.86 per share for the first quarter of 2007. Total operating expenses increased to $16.7 million in the first quarter of 2008 compared to $8.2 million in the first quarter of 2007 and $13.7 million in the fourth quarter of 2007. Most of the increase in operating expenses was related to higher sales and marketing expenses as the Company’s commercial expansion continues.
“We are pleased that we delivered another strong quarter as we continued to launch OmniPod across the United States,” said Duane DeSisto, Insulet’s president and chief executive officer.  “To ensure that our operational infrastructure keeps up with demand, we have significantly accelerated the expansion of the Insulet salesforce and now have nationwide coverage.  We are also investing in our sales, marketing and customer support infrastructure, including customer support and sampling with our unique Product Demonstration Kit.  With OmniPod production up more than 58% in the first four months of the year, we are on track to achieve our business goals, as well as our mission to improve the lives of people with diabetes.”

As of March 31, 2008, Insulet’s cash and cash equivalents totaled $73.0 million, compared to $94.6 million at December 31, 2007.
Recent Highlights
•	As part of the Company’s strategy to invest in its sales and marketing infrastructure in 2008, Insulet significantly expanded its U.S. salesforce in the first quarter. The salesforce now totals 49 territory managers and covers all 50 states, plus the District of Columbia.

•	Insulet continues to expand its manufacturing capacity, a critical element of the Company’s strategy to increase volume and reduce per unit production costs. The Company’s production capacity reached 95,000 OmniPod devices per month at the end of April 2008, an increase of approximately 58% compared to December 2007.

•	The Company is pursuing a variety of initiatives to further demonstrate the clinical and functional benefits of the OmniPod System as well as expand the market for its potential uses. Insulet is supporting the first clinical trial of the OmniPod System in a hospital setting which enrolled its first patient in April. In addition, the OmniPod System was used in a preclinical study conducted by Micromet, Inc. and presented at the American Association for Cancer Research meeting in April exploring different routes of administration of its BiTE antibody MT110 for the treatment of cancer.

•	Insulet is an industry partner in a majority of the sites supporting the Juvenile Diabetes Research Foundation’s Artificial Pancreas Project. As a result of the OmniPod System’s role in the project, John Garibotto, Insulet’s Vice President of Research, Development & Engineering, has been invited to participate in an upcoming FDA-NIH-JDRF workshop on engineering considerations for building a closed loop system.

•	In the first quarter, Insulet announced two development agreements as part of the Company’s strategy to leverage the OmniPod System for ongoing innovation. The agreement with DexCom to integrate its continuous glucose monitoring technology into the wireless, handheld OmniPod System Personal Diabetes Manager (PDM). The amended agreement with Abbott Diabetes Care, Inc establishes Abbott’s Freestyle blood glucose monitor will be the exclusive strip meter available in OmniPod’s PDM.
Financial Outlook for 2008
For the full year 2008, Insulet maintains its previously communicated guidance for full year 2008 revenue to be in the range of $40 — 45 million. The Company also maintains its expected 2008 net operating loss to be in the range of $55 million to $60 million.
Conference Call
Insulet will host a conference call on Tuesday, May 13, 2008 at 5PM Eastern time to discuss the Company’s first quarter 2008 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial 866-277-1182 for domestic callers and 617-597-5359 for international callers. The passcode is 40048264. A replay of the conference call will be available two hours after the start of the call through June 12, 2008 by dialing 888-286-8010 (domestic) and 617-801-6888 (international), passcode 37248432. An online archive of the conference call will also be available by accessing the Investor Information section of the Company’s website at http://investors.insulet.com
Forward-Looking Statement
The first quarter 2008 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q report for the three months ended March 31, 2008. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its revenues, patient base, manufacturing capacity, expenses, product costs, product development efforts including those related to the Company’s agreements with Dexcom and Abbott, sales and marketing efforts, product demand and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to achieve and maintain market acceptance of the OmniPod System; potential manufacturing problems, including damage, destruction or loss of any or Insulet’s automated assembly units or difficulties in implementing its automated manufacturing strategy; potential problems with sole source or other third-party suppliers on which Insulet is dependent; Insulet’s ability to obtain favorable reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; the Company’s ability to integrate Dexcom’s technology into its product; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties; adverse regulatory or legal actions relating to the OmniPod System; the potential violation of federal or state laws prohibiting “kickbacks” and false and fraudulent claims or adverse affects of challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; risks associated with potential future acquisitions; Insulet’s ability to maintain compliance with the restrictions and covenants contained in its existing credit and security agreement; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in the section of its Annual Report on Form 10-K, dated March 18, 2008, which was filed with the Securities and Exchange Commission on March 20, 2008 entitled “Risk Factors” and its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. The Company’s OmniPod Insulin Management System is a revolutionary, discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion.  Through the OmniPod System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Founded in 2000, Insulet is based in Bedford, MA.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
Selected Financial Data
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:

	Three Months Ended
	March 31,
	2008	2007
	(In thousands, except share and per share data)
	(Unaudited)
Revenue	$6,671	$2,008
Cost of revenue	9,998	4,572

Gross loss	(3,327)	(2,564)
Operating expenses:
Research and development	2,923	2,470
General and administrative	5,197	2,660
Sales and marketing	8,565	3,104

Total operating expenses	16,685	8,234

Operating loss	(20,012)	(10,798)

Net interest income (expense)	138	(678)

Change in value of preferred stock warrant liability	—	(84)

Net loss	$(19,874)	$(11,560)

Net loss per share basic and diluted	$(0.73)	$(23.86)

Weighted-average number of shares used in calculating net loss per share	27,394,322	484,431

CONDENSED CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	March 31,	December 31,
	2008	2007
	(unaudited)
	(In thousands)
Cash	$73,035	$94,588
Total assets	$116,467	$130,741
Deferred revenue	$1,337	$1,350
Total stockholders’ equity	$73,639	$92,275